As filed with the Securities and Exchange Commission on March 7, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	64-0676974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 Troy Street

Tupelo, Mississippi 38804-4827

(662) 680-1001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RENASANT CORPORATION

DEFERRED STOCK UNIT PLAN

RENASANT CORPORATION

2011 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Copy to:

E. ROBINSON McGRAW
President and Chief Executive Officer	JANE E. ARMSTRONG, ESQ.
Renasant Corporation	Phelps Dunbar LLP
209 Troy Street	365 Canal St., Suite 2000
Tupelo, Mississippi 38804-4827	New Orleans, Louisiana 70130
(662) 680-1001	(504) 584-9244
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Renasant Corporation Deferred Stock Unit Plan	Common Stock, par value $5.00 per share	150,000 shares	14.69	$2,203,500	$253
Renasant Corporation 2011 Long-Term Incentive Plan	Common Stock, par value $5.00 per share	600,000 shares	14.69	$8,814,000	$1,010
	Total	750,000 shares		$11,017,500	$1,263

(1)

This Registration Statement also covers any additional shares of common stock which become issuable under the plans covered by this Registration Statement by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the plans, pursuant to Rule 416(a) of the Securities Act of 1933.

(2)

Calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 for the purpose of calculating the registration fee, based upon the average high and low prices of common shares of common shares as reported on the NASDAQ Global Select Market on March 6, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 750,000 shares of the $5.00 par value per share common stock (the “Common Stock”) of Renasant Corporation (the “Company”), which has been authorized and reserved for issuance under two separate employee benefit plans: 150,000 shares of Common Stock under the Renasant Corporation Deferred Stock Unit Plan (“DSU Plan”) and 600,000 shares of Common Stock under the 2011 Renasant Corporation Long-Term Incentive Compensation Plan (“LTIP”).

Renasant Corporation Deferred Stock Unit Plan

On December 23, 2002, the Company filed a Registration Statement on Form S-8 (File No. 333-102152) (the “2002 Registration Statement”) to register 30,000 shares of Common Stock, which had been authorized and reserved for issuance under the DSU Plan. On each of December 1, 2003 and August 28, 2006, the Company effected a three-for-two stock split of the Common Stock, and, as provided in the 2002 Registration Statement, the number of shares registered pursuant to such registration statement increased to 67,500 shares in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

On June 5, 2007, the Company’s Board of Directors approved an amendment to the DSU Plan that provided for the issuance of an additional 100,000 shares of Common Stock. On June 29, 2007, the Company filed a Registration Statement on Form S-8 (File No. 333-144185) (the “2007 Registration Statement”). The 2007 Registration Statement was filed for the purpose of registering these additional 100,000 shares and incorporating by reference the contents of the 2002 Registration Statement.

In accordance with Form S-8, General Instruction E, the contents of the 2002 Registration Statement and the 2007 Registration Statement are hereby incorporated by reference into this Registration Statement.

On January 17, 2012, the Company’s Board of Directors approved an amendment to the DSU Plan that provided for the issuance of an additional 150,000 shares of Common Stock under the DSU Plan (the “Additional Shares”). This Registration Statement on Form S-8 is filed for the purpose of registering the Additional Shares. After the filing of this Registration Statement, an aggregate of 317,500 shares of Common Stock will be registered under the DSU Plan.

Renasant Corporation 2011 Long-Term Incentive Compensation Plan

On April 19, 2011 the Company’s shareholders approved the adoption of the LTIP, which replaces the Company’s 2001 Long-Term Incentive Plan, which expired by its terms in 2011. This Registration Statement registers a total of 600,000 shares of Common Stock under the LTIP.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* Item 1.	Plan Information.

* Item 2.	Registrant Information and Employee Plan Annual Information.

* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus for the LTIP is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference into this Registration Statement the following documents it has filed with the Securities and Exchange Commission (the “Commission”):

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 9, 2011;

(2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and filed with the Commission May 10, 2011, for the quarter ended June 30, 2011 and filed with the Commission August 9, 2011, and for the quarter ended September 30, 2011 and filed with the Commission November 9, 2011;

(3) The Company’s Current Reports on Form 8-K filed with the Commission on February 11, 2011, April 22, 2011, June 30, 2011 (two filings), October 21, 2011, January 23, 2012 and March 7, 2012; and

(4) The description of the Company’s Common Stock on Form 8-A, filed with the Commission on August 7, 1997, as amended and restated pursuant to the Form 8-A/A (Amendment No. 1) filed with the Commission on April 19, 2007.

In addition, all documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Company’s filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The law firm of Phelps Dunbar LLP has furnished an opinion upon the validity of the securities being registered under this Registration Statement. Mr. William M. Beasley, a partner in Phelps Dunbar, is a director of the Company. Mr. Beasley owns approximately 62,000 shares of Common Stock, and as a director is eligible to receive awards of Common Stock under the LTIP.

Item 6.	Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if

•	he conducted himself in good faith;

•

he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director in connection with

•

a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA; or

•

any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•

the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;

•	special legal counsel selected in accordance with the MBCA; or

•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

Renasant Bylaws

The Restated Bylaws of the Company contain indemnification provisions that require the Company to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the bylaws is the same as that under the MBCA. Under the bylaws, the determination whether a director or officer met the required standard of conduct is made by the board of directors, special legal counsel, if there are fewer than two disinterested directors on the board of directors, or by the Company’s shareholders. The advancement of expenses is also mandatory under the Company’s bylaws, provided that the director or officer makes deliveries analogous to those required under the MBCA and such advancement is authorized as provided under the MBCA.

The Company also maintains an insurance policy insuring the Company and its directors and officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of Renasant Corporation, as amended (filed as exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on May 9, 2005 and incorporated herein by reference)

4.2	Restated Bylaws of Renasant Corporation (filed as exhibit 3(ii) to the Company’s Form 8-K filed with the Commission on October 21, 2011 and incorporated herein by reference)

5.1	Opinion of Phelps Dunbar LLP

23.1	Consent of Horne LLP

23.2	Consent of Phelps Dunbar LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Amendment No. 4 to the Renasant Corporation Deferred Stock Unit Plan

99.2	Renasant Corporation 2011 Long-Term Incentive Compensation Plan, as amended

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 7th day of March, 2012.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints E. Robinson McGraw, Stuart R. Johnson, and Kevin D. Chapman, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Renasant Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Renasant Corporation 2011 Long-Term Incentive Compensation Plan and the Renasant Corporation Deferred Stock Unit Plan, and to file any such documents or instruments with the Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Robinson McGraw	Chairman of the Board, Director,	March 7, 2012
E. Robinson McGraw	President and Chief Executive Officer

/s/ Stuart R. Johnson	Executive Vice President and	March 7, 2012
Stuart R. Johnson	Chief Financial Officer

/s/ Kevin D. Chapman	Executive Vice President and	March 7, 2012
Kevin D. Chapman	Chief Financial Officer

/s/ William M. Beasley	Director	February 28, 2012
William M. Beasley

/s/ George H. Booth, II	Director	March 7, 2012
George H. Booth, II

/s/ Frank B. Brooks	Director	March 7, 2012
Frank B. Brooks

/s/ John M. Creekmore	Director	February 28, 2012
John M. Creekmore

/s/ Albert J. Dale III	Director	February 29, 2012
Albert J. Dale III

/s/ Jill V. Deer	Director	March 1, 2012
Jill V. Deer

/s/ Marshall H. Dickerson	Director	February 28, 2012
Marshall H. Dickerson

/s/ John T. Foy	Director	March 7, 2012
John T. Foy

/s/ T. Michael Glenn	Director	February 29, 2012
T. Michael Glenn

/s/ R. Rick Hart	Executive Vice President and	March 6, 2012
R. Rick Hart	Director

/s/ Richard L. Heyer, Jr.	Director	March 7, 2012
Richard L. Heyer, Jr.

/s/ Neal A. Holland, Jr.	Director	February 28, 2012
Neal A. Holland, Jr.

/s/ Jack C. Johnson	Director	February 28, 2012
Jack C. Johnson

/s/ J. Niles McNeel	Director	March 7, 2012
J. Niles McNeel

/s/ Theodore S. Moll	Director	February 28, 2012
Theodore S. Moll

/s/ Michael D. Shmerling	Director	March 1, 2012
Michael D. Shmerling

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Phelps Dunbar LLP

23.1	Consent of Horne LLP

23.2	Consent of Phelps Dunbar LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Amendment No. 4 to the Renasant Corporation Deferred Stock Unit Plan

99.2	Renasant Corporation 2011 Long-Term Incentive Compensation Plan, as amended